Exhibit 99.2

Novavax Prices Public Offering of Common Stock

Gaithersburg, MD (March 26, 2015)—Novavax, Inc. (Nasdaq: NVAX), a clinical-stage vaccine company focused on the discovery, development and commercialization of recombinant nanoparticle vaccines and adjuvants, today announced that it has priced an underwritten public offering of 24,137,931 shares of common stock at a price to the public of $7.25 per share for gross proceeds of approximately $175 million. Novavax expects to receive net proceeds, after deducting the underwriting discount, of approximately $165 million from the offering. In connection with this offering, Novavax has granted the underwriters a 30-day option to purchase up to an additional 3,620,689 shares of its common stock. If the underwriters exercise this option in full, Novavax will have sold 27,758,620 shares of its common stock.

Novavax intends to use the net proceeds from this offering for the advancement of its lead vaccine candidates, including the preparation and potential initiation of Phase 3 clinical trials of its elderly RSV and maternal RSV programs, as well as its other clinical and preclinical research programs and general corporate purposes, including working capital, product development, manufacturing and process development expenditures and capital expenditures, as well as acquisitions and other strategic purposes. The offering is expected to close on or about March 31, 2015, subject to the satisfaction of customary closing conditions.

J.P. Morgan and Citigroup are acting as joint book-running managers of the offering. Piper Jaffray & Co. and Wedbush PacGrow are acting as Co-Lead Managers, Janney Montgomery Scott and Ladenburg Thalmann are acting as Co-Managers.

A preliminary prospectus supplement and the prospectus relating to the proposed offering have been filed with the Securities and Exchange Commission (SEC). The offering may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. When available, copies of the final prospectus supplement and the prospectus relating to the proposed offering can be obtained at the SEC’s website http://www.sec.gov or from J.P. Morgan and Citigroup, Attention: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204; or Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146.

About Novavax

Novavax, Inc. (Nasdaq:NVAX) is a clinical-stage vaccine company committed to delivering novel products to prevent a broad range of infectious diseases. Its recombinant nanoparticles and Matrix-M™ adjuvant technology are the foundation for ground-breaking innovation that improves global health through safe and effective vaccines.

Forward-Looking Statements

Statements contained in this release, including those relating to the expected closing of the offering, and those statements using words such as “expects” and “intends” are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully complete the offering; the possible adverse impact on the market price of our shares of common stock due to the dilutive effect of the securities to be sold in the offering; our planned use of the proceeds from this offering; capital market risks; our ability to raise additional capital when needed; and other risk factors identified from time to time in the reports we file with Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, which are available at www.sec.gov. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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Contact:	Novavax, Inc.

Barclay A. Phillips

SVP, Chief Financial Officer and Treasurer

Andrea N. Flynn, Ph.D.

Senior Manager, Investor Relations

ir@novavax.com

240-268-2000